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                 April 8, 2021

       Kimberly Blanche
       General Counsel
       CareCloud, Inc.
       7 Clyde Road
       Somerset, New Jersey 08873

                                                        Re: CareCloud, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed April 7, 2021
                                                            File No. 333-255094

       Dear Ms. Blanche:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Alexandra Barone, Staff Attorney, at (202) 551-8816 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Peter B. Katzman